Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Thomas Sammons	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-883-5109	Email: brett@haydenir.com
Email: sammonst@ranor.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Sixth Consecutive Profitable Quarter

Second Quarter and Year-to-Date Net Income More than Doubles Year-over-Year

Westminster, MA – November 14, 2016 – TechPrecision Corporation (OTCQB: TPCS) ("TechPrecision" or "the Company"), an industry leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense, energy and precision industrial sectors, today reported financial results for the second quarter period of fiscal year 2017, the period ended September 30, 2016.

Second Quarter Recap

"This was another quarter of operational and financial progress as we delivered a profit for our sixth consecutive quarter," stated Alexander Shen, TechPrecision's Chief Executive Officer. "We more than doubled net income as we continue to benefit from our consistent sharp focus on productivity initiatives and top line growth with key customers. This progress has enabled us to improve our balance sheet, as we reported $2.8 million in cash and $2.4 million in working capital at September 30, 2016, both significantly improved compared to March 31, 2016 levels."

"Moving forward, we intend to maintain the sharp focus that led us to this point of our recovery," continued Mr. Shen.  "We continue to replenish our backlog, focusing on new business contracts with our core customers that utilize our core competencies in custom, large scale, high precision fabrication and machining, and leverage our established expertise, certifications, and qualifications in the defense, nuclear and precision industrial sectors."

"We continue to maintain a healthy backlog, which was $18.1 million at October 31, 2016 compared to $19.8 million at March 31, 2016, as demand for our expertise within the defense, nuclear and precision industrial markets remains strong," added Mr. Shen.

Second Quarter of Fiscal 2017 Financial Results

•	Net sales were $3.7 million compared to $4.1 million the same quarter a year ago, a decrease due to the uneven timing of shipments.
•	Gross profit was $1.5 million compared to $1.4 million in the same quarter last year. Gross margins improved in the second quarter of fiscal 2017 due to a higher margin product mix.
•	Selling, general and administrative expenses decreased by approximately 19%, or $170,000, to $740,000 in the second quarter of fiscal 2017 from $910,000 in the same quarter last year primarily due to reduced headcount and related costs to exit leased office space.
•	Net income of $546,000 increased significantly compared to net income of $255,000 in the same quarter a year ago.

Six Months Year-to-Date Financial Results

•
Net sales decreased 2%, or $178,000, to $8.3 million from $8.5 million in the year-ago six-month period. Increases in net sales to defense and precision industrial customers were slightly offset by lower revenue in the energy sector.

•	Cost of sales decreased 9%, or $497,000, to $5.3 million compared to $5.8 million in the year-ago six-month period.

•	Gross profit in the first six months of fiscal 2017 was $3.0 million compared to $2.7 million in the first six months of fiscal 2016.
•
Selling, general and administrative expenses decreased by approximately 5%, or $86,000, to $1.6 million in the first six months of fiscal 2017, down from $1.7 million in the same six-month period last year.

•	Interest expense decreased by approximately 27%, or $140,000, to $376,000 in the first six months of fiscal 2017, down from $516,000 in the same six-month period last year.
•	Net income was $991,000 for the first six months of fiscal 2017 compared to net income of $461,000 in the first six months of fiscal 2016.

Balance Sheet Summary

At September 30, 2016, TechPrecision had working capital of $2.4 million compared to working capital of $1.9 million and $0.5 million at June 30, 2016 and March 31, 2016, respectively. The Company had $2.8 million in cash at September 30, 2016 compared to $1.3 million at March 31, 2016 and generated $1.4 million of cash from operations for the first six months of fiscal 2017 compared to $0.8 million in fiscal 2016.

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on November 14, 2016. To participate in the live conference call, please dial 1-800-894-5910 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-785-424-1052. When prompted, reference Conference ID: TECH.

A replay will be available until December 14, 2016. To access the replay, dial 1-877-481-4010 or 1-919-882-2331. When prompted, enter Conference Passcode 10141.

The call will also be available live by webcast at TechPrecision Corporation's website, www.techprecision.com, and will also be available over the Internet and accessible at http://www.investorcalendar.com/IC/CEPage.asp?ID=175449.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc. and Wuxi Critical Mechanical Components Co., Ltd., manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, industrial, and medical. TechPrecision's goal is to be an end-to-end service provider to its customers by furnishing customized and integrated "turn-key" solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company's website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the availability of appropriate financing facilities, the Company's ability to receive contract awards through competitive bidding processes, the Company's ability to maintain standards to enable it to manufacture products to exacting specifications, the Company's ability to enter new markets for its services, market and customer acceptance of the Company's products, the Company's reliance on a small number of customers for a significant percentage of its business, competition, government regulations and requirements, pricing and development difficulties, the Company's ability to make acquisitions and successfully integrate those acquisitions with its business,  general industry and market conditions and growth rates, general economic conditions, and other risks discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission (the "SEC") and available on the SEC's website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors.  Any forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

-- Tables Follow --

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2016	March 31, 2016
ASSETS
Current assets:
Cash	$2,838,328	$1,332,166
Accounts receivable, less allowance for doubtful accounts of $0 at September 30, 2016 and March 31, 2016	904,461	2,022,480
Costs on uncompleted contracts, in excess of progress billings	2,155,211	2,395,642
Inventories - raw materials	125,590	128,595
Other current assets	378,747	530,808
Total current assets	6,402,337	6,409,691
Property, plant and equipment, net	4,575,552	4,814,184
Deferred income taxes	684,270	684,270
Other noncurrent assets, net	177,163	176,344
Total assets	$11,839,322	$12,084,489

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$589,602	$996,065
Accrued expenses	1,604,516	1,804,485
Income taxes payable	29,990	9,032
Advanced claims payment	507,835	507,835
Billings on uncompleted contracts, in excess of related costs	683,660	1,629,018
Current portion of long-term debt	615,948	953,106
Total current liabilities	4,031,551	5,899,541
Long-term debt, net	4,354,839	3,735,410
Deferred income taxes	684,270	684,270
Noncurrent accrued expenses	27,419	37,097
Stockholders' Equity:
Common stock - par value $.0001 per share, 90,000,000 shares authorized, 27,324,593 shares issued and outstanding at September 30, 2016, and 27,324,593 shares issued and outstanding at March 31, 2016	2,732	2,732
Additional paid in capital	7,117,659	7,094,749
Accumulated other comprehensive income	20,345	21,568
Accumulated deficit	(4,399,493)	(5,390,878)
Total stockholders' equity	2,741,243	1,728,171
Total liabilities and stockholders' equity	$11,839,322	$12,084,489

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Net sales	$3,656,163	$4,103,887	$8,300,968	$8,478,862
Cost of sales	2,182,547	2,696,333	5,291,959	5,788,449
Gross profit	1,473,616	1,407,554	3,009,009	2,690,413
Selling, general and administrative	739,585	910,038	1,627,763	1,714,245
Income from operations	734,031	497,516	1,381,246	976,168
Other income	6,822	1,255	7,568	1,066
Interest expense	(183,268)	(244,179)	(376,478)	(516,301)
Interest income	2	14	7	24
Total other expense, net	(176,444)	(242,910)	(368,903)	(515,211)
Income before income taxes	557,587	254,606	1,012,343	460,957
Income tax expense	11,505	--	20,958	--
Net income	$546,082	$254,606	$991,385	$460,957
Other comprehensive income, before tax:
Foreign currency translation adjustments	(281)	1,413	(1,223)	1,352
Other comprehensive income, before tax	(281)	1,413	(1,223)	1,352
Income tax expense on other comprehensive income	--	--	--	--
Other comprehensive income, net of tax	(281)	1,413	(1,223)	1,352
Comprehensive income	$545,801	$256,019	$990,162	$462,309
Net income per share (basic)	$0.02	$0.01	$0.04	$0.02
Net income per share (diluted)	$0.02	$0.01	$0.04	$0.02
Weighted average number of shares outstanding (basic)	27,324,593	26,113,433	27,324,593	25,460,435
Weighted average number of shares outstanding (diluted)	28,020,795	26,257,402	27,936,098	25,503,542

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$991,385	$460,957
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	353,488	393,119
Amortization of debt issue costs	90,049	153,589
Stock based compensation expense	22,910	41,227
Provision for contract losses	(40,532)	20,371
Changes in operating assets and liabilities:
Accounts receivable	1,118,019	7,915
Costs on uncompleted contracts, in excess of progress billings	240,431	534,207
Inventories – raw materials	3,005	(15,821)
Other current assets	152,051	(4,757)
Other noncurrent assets	(819)	--
Accounts payable	(406,463)	(846,386)
Accrued expenses	(170,369)	68,298
Accrued taxes	20,958	--
Advanced claims payment	--	507,835
Billings on uncompleted contracts, in excess of related costs	(945,358)	(527,667)
Net cash provided by operating activities	1,428,755	792,887

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(114,856)	(17,600)
Net cash used in investing activities	(114,856)	(17,600)

CASH FLOWS FROM FINANCING ACTIVITIES
Deferred loan costs	(145,995)	--
Borrowings of long-term debt	3,011,648	--
Repayment of long-term debt	(2,673,432)	(466,740)
Net cash provided by (used in) financing activities	192,221	(466,740)
Effect of exchange rate on cash	42	(259)
Net increase in cash	1,506,162	308,288
Cash, beginning of period	$1,332,166	$1,336,325
Cash, end of period	$2,838,328	$1,644,613

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